Exhibit 99.4
Nationally Recognized Healthcare Executive Dr. Jill Hoggard Green Joins Health Catalyst Board of Directors

Salt Lake City, Utah – November 6, 2024 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced that Jill Hoggard Green, RN, BSN, MS, PhD, FAAN, former Chief Executive Officer of The Queen’s Health Systems, has been appointed to serve as a member of Health Catalyst’s board of directors (“Board”) and a member of its Compensation Committee, effective December 1, 2024.

“Jill has been an extraordinary leader throughout her career. With an impressive tenure in healthcare leadership and a distinguished record of national accolades, she brings profound expertise that will be invaluable as we continue our mission to support healthcare organizations in delivering data-informed healthcare improvement,” said Dan Burton, CEO of Health Catalyst. “We are honored and excited for Jill to join our Board of Directors and anticipate her contributions will be significant and impactful over the months and years to come.”

Dr. Hoggard Green is a nationally acclaimed and highly respected healthcare leader with 39 years of experience. She was recognized as one of Modern Healthcare’s Top 25 Chief Operating Officers (2018) and Becker’s Top 130 Women Leaders in Healthcare (2016-2018). Before joining The Queen’s Health Systems as CEO in 2019, Dr. Hoggard Green served as president of Mission Hospital and served as COO of Mission Health in Asheville, North Carolina, from 2011 until it was acquired by HCA Healthcare in February 2019.

Prior to Mission Health, Dr. Hoggard Green served as COO of the Oregon Region of Peace Health. She also spent more than 15 years at Intermountain Healthcare in Salt Lake City, Utah, a nationally recognized, vertically integrated not-for-profit health system. A registered nurse whose career includes work with oncology, bone marrow transplant units, and hospice programs at leading hospitals, ambulatory, and home health services in Utah, Oregon, and North Carolina, she has dedicated her life to improving patient care.

“I am deeply honored and delighted to join Health Catalyst’s Board of Directors and excited to support the excellent healthcare improvements Health Catalyst achieves. This appointment resonates deeply with my longstanding commitment and passion for advancing patient care. I am grateful to be joining a team solely dedicated to empowering health systems, and I look forward to contributing my experience to help drive meaningful, measurable results for our clients and the communities they serve,” said Dr. Hoggard Green.

About Health Catalyst

Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its clients leverage the cloud-based data platform—powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

Media Contact:

Amanda Flanders
Senior Vice President of Marketing and Communications
media@healthcatalyst.com